MANAGEMENT CONSULTING SERVICES AGREEMENT

THIS AGREEMENT is made effective May 24th, 2025

BETWEEN:

RMR ACQUISITION CORP., a company existing pursuant to the laws of the Province of British Columbia having its registered and records office at 19th Floor, 885 West Georgia Street, Vancouver, BC V6C 3H4; e-mail: Howard.Katkov@redmountainventures.com

(the "**Company**")

AND:

RESORT MANAGEMENT CONSULTING LLC, a Delaware corporation having an address at 8 The Green #22876, Dover, DE 19901; e-mail: markschroetel@gmail.com

(the "**ServicesCo**")

AND:

MARK SCHROETEL, an individual having an address at ____________________________________;
e-mail: markschroetel@gmail.com

(the "**Individual**" and together with ServicesCo, the "**Consultant**")

WHEREAS:

A. The Company, together with its affiliates and subsidiaries, carries on a business consisting of the ownership, operation and development of the Red Mountain ski resort in Rossland, British Columbia and the development of the real estate; and

B. The Company wishes to engage the Consultant to provide certain management consulting services to the Company and its affiliates and subsidiaries, on the terms and conditions set forth herein.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the premises and the mutual covenants and agreements set forth herein, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS AND INTERPRETATIONS

1.1 Definitions

In this Agreement, the following words and phrases, unless there is something in the context inconsistent therewith, will have the following meanings:

(a) "**Agreement**" means this agreement as the same is from time to time amended;

(b) **"Business Day"** means any day of the year other than a Saturday, Sunday or any other day on which banks are authorized or required by law to remain closed for normal business in Rossland, British Columbia and, if the Consultant works out of an office at the address set forth above, or such other address provided by written notice from Consultant to Company, outside of British Columbia, in such other jurisdiction;

(c) **"Management Services"** means the services provided by the Consultant to the Company and its affiliates and subsidiaries pursuant to this Agreement;

(d) **"Term"** means the term during which this Agreement is in force as defined by Section 4.1 of this Agreement; and

any other capitalized term will have the meaning ascribed to it in this Agreement.

1.2 Captions and Section Numbers

The headings and section references in this Agreement are for convenience of reference only and do not form a part of this Agreement and are not intended to interpret, define or limit the scope, extent or intent of this Agreement or any provision thereof.

1.3 Extended Meanings

The words "hereof', "herein", "hereunder" and similar expressions used in any clause, paragraph or section of this Agreement will relate to the whole of this Agreement and not to that clause, paragraph or section only, unless otherwise expressly provided.

1.4 Number and Gender

Whenever the singular or masculine or neuter is used in this Agreement, the same will be construed to mean the plural or feminine or body corporate where the context of this agreement or the parties hereto so require.

1.5 Section References

Any reference to a particular "article", "section", "subsection" or other subdivision is to the particular article, section or other subdivision of this Agreement.

1.6 Governing Law

This Agreement and all matters arising hereunder will be governed by, construed and enforced in accordance with the laws of the Province of British Columbia and the federal laws of Canada applicable therein and, subject to Section 6.2, all disputes arising under this Agreement will be referred to the non-exclusive jurisdiction of the Courts of the Province of British Columbia located in Vancouver, British Columbia.

1.7 Severability of Clauses

In the event that any provision of this Agreement or any part thereof is invalid, illegal or unenforceable, such provision will be ineffective to the extent of such illegality or unenforceability, but will not invalidate or affect the validity, legality and enforceability of the remaining provisions of this Agreement.

1.8 Currency

All sums of money to be paid or calculated pursuant to this Agreement will be paid or calculated in lawful money of Canada unless otherwise expressly stated.

1.9 No Contra Proferentum

The language in all parts of this Agreement will in all cases be construed as a whole and neither strictly for nor strictly against any of the parties.

1.10 Statutes

Unless otherwise stated, any reference to a statute includes and is a reference to such statute and to the regulations made pursuant thereto, with all amendments made thereto and in force from time to time, and to any statute or regulations that may be passed which supplement or supersede such statute or such regulations.

1.11 Action on Non-Business Day

If by the terms of this Agreement any payment, delivery or event provided for herein is scheduled to take place at a time which falls on a day which is not a Business Day, such delivery, payment or event will take place on the first Business Day next following.

ARTICLE 2
ENGAGEMENT OF CONSULTANT

2.1 Services Provided

Subject to the terms and conditions of this Agreement, the Company hereby engages the Consultant for the Term to act for the Company and its affiliates and subsidiaries with respect to the services set out in Schedule "A" to this Agreement.

2.2 Independent Contractor

The Company and the Consultant acknowledge and confirm that the Consultant is an independent contractor and that the Company will not withhold or remit to the Receiver General any amount of income tax, Canada Pension Plan contributions or Employment Insurance on any amount paid by the Company to the Consultant.

2.3 Company Policies and Standards

The Consultant agrees to abide by the Company's policies and standards in effect from time to time; provided the Company shall have provided copies of all policies and standards, and notice of any changes to such policies and standards, to Consultant.

2.4 No Unemployment Benefits

The Consultant acknowledges that as an independent contractor, the Consultant will not qualify for any assistance under any *Employment Insurance Act* (Canda) or similar legislation.

2.5 Continuous Commitment

The Consultant will undertake the Management Services on a continuous basis, devoting

sufficient time and resources to carry out the duties required hereunder, unless some other basis is agreed to in writing between the Consultant and the Company.

2.6 Other Ventures

Nothing in this Agreement will prevent the Consultant from undertaking business opportunities which are unrelated to the Management Services in any material way or from undertaking business opportunities which may be related to the Management Services which are disclosed to and approved by the Company, which approval shall not be unreasonably withheld, conditioned, or delayed.

2.7 Confidential Information; Ownership of Intellectual Property

(a) The Consultant acknowledges that in the course of the appointment hereunder the Consultant may have access to "**Confidential Information**", which includes all non-public information, data, trade secrets, client lists, business contacts and intellectual property (whether oral, in writing or in electronic form) relating to the business of the Company, its affiliates and subsidiaries or this Agreement. The Consultant acknowledges that the Confidential Information constitutes a proprietary right, which the Company is entitled to protect. Accordingly, the Consultant covenants and agrees that during the term of this Agreement and thereafter as provided below, the Consultant will keep in strict confidence the Confidential Information, and will take all necessary actions to ensure that the Confidential Information remains confidential and will not, without prior written consent of the Company, use, disclose or otherwise disseminate the Confidential Information, directly or indirectly, to any third party except as expressly permitted by this Agreement or as required by law.

Notwithstanding the foregoing, the Consultant may disclose Confidential Information to its affiliates, employees, officers, directors, legal counsel, accountants, consultants, advisors, and contractors (collectively, "**Representatives**") who have a legitimate need to know such information in connection with this Agreement, provided that such Representatives are bound by confidentiality obligations at least as protective as those contained herein.

The obligations of confidentiality shall not apply to information that: (i) is or becomes publicly known through no breach of this Agreement by Consultant; (ii) is received from a third party without breach of any obligation of confidentiality; (iii) is independently developed by Consultant without use of or reference to the Confidential Information; or (iv) is disclosed pursuant to the requirement of a court order, subpoena, or governmental authority, provided that Consultant gives prompt notice to the Company (to the extent legally permissible) and cooperates reasonably in any effort to seek protective treatment.

This provision shall survive the termination or expiration of this Agreement for a period of five (5) years, or such longer period as may be required by law.

(b) During the term of this Agreement, the Consultant will promptly disclose all Works (as hereinafter defined) promptly and fully to the Company. The Consultant hereby assigns to the Company the Consultant's entire right, title and interest in all Works and Intellectual Property Rights (as hereinafter defined), which right, title and interest will continue after termination of this Agreement, and in the case of Works created after the date of the date hereof, agrees to assign to the Company, without the need for any further remuneration or

consideration, all right, title and interest that the Consultant may have in and to the Works and Intellectual Property Rights, which right, title and interest will continue after termination of this Agreement. The Consultant hereby waives (and in the case of Works created after the date hereof, agrees to waive) all moral rights that the Consultant may have with respect to the Works, and the Company may in its sole discretion assign the benefit of such waiver of moral rights. The Consultant agrees not to exercise such moral rights against any third parties without the express written consent of the Company and agrees that the above-noted waiver may be invoked by any person authorized by the Company to use and/or modify the Works.

(c) For the purposes of this Agreement, "**Works**" includes all inventions, methods, processes, discoveries, designs, ideas, works, creations, developments, algorithms, drawings, compilations of information, analysis, experiments, data, reports, know-how, techniques, products, samples, tools, machines, software and all documentation therefore, flowcharts, specifications and source code listings, whether patentable or not, including any modifications or improvements thereto which are conceived, developed, created, generated or reduced to practice by the Consultant (whether alone or with others inside or outside the Company) as a result of the performance of the Management Services; results from tasks assigned to the Consultant by the Company and/or its affiliates and subsidiaries; or results from the use of the Confidential Information owned or licensed by the Company. For the purposes of this Agreement, "**Intellectual Property Rights**" means any and all legal protection recognized by the law (whether by statute, common law or otherwise, in Canada and all other countries world-wide) in respect of the Works and Confidential Information, including trade secret and confidential information protection, patents, copyright and copyright registration, industrial design registration, trade dress and trade-marks and trade-mark registrations and other registrations or grants of rights analogous thereto.

(d) The Consultant shall return or destroy, as directed by the Company, Confidential Information, Works and any other Company, affiliate and/or subsidiary property upon request by the Company at any time. The Consultant shall, upon request, certify, by way of affidavit or statutory declaration that all such Confidential Information, Works or other Company, affiliate and/or subsidiary property has been returned or destroyed, as applicable.

2.8 Indemnification

The Consultant agrees to indemnify, defend and hold harmless the Company, from and against any and all losses, claims, actions, damages, costs and expenses, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses): (a) that result from gross negligent acts or omissions of the Consultant in providing services pursuant to this Agreement; or (b) which may be made by the Canada Revenue Agency or other similarly applicable agency on account of the Income Tax Act (Canada), Employment Insurance Plan, the Canada Pension Plan, or the Workers Compensation Plan; or (c) which result from a breach of any provision of this Agreement by the Consultant. Except in the case of gross negligence, wilful misconduct, or a breach of this Agreement by the Consultant, the Company agrees to indemnify, defend and hold harmless the Advisor from and against any and all losses, claims, actions, damages, costs and expenses, charges, taxes, penalties, assessments or demands (including reasonable legal fees and expenses) that arise in connection with the execution of the Consultant's duties under this Agreement or that arise out of the management, operation, activities or existence of the Company.

2.9 Ability to Work in Canada

The Consultant will promptly notify the Company of any change to the status or ability of the Individual and/or ServicesCo to work in Canada, whether under a work permit or otherwise.

ARTICLE 3
REMUNERATION AND EXPENSES

3.1 Compensation

As compensation for the Management Services and all obligations provided for herein, the Company shall pay or cause to be paid to the Consultant the compensation set out in Schedule "A" to this Agreement.

3.2 Expenses

The Company will only reimburse the Consultant for expenses which have been pre-approved in writing upon provision of invoices/receipts. Subject to Section 3.1 and Schedule A, all other expenses (including, but not limited to, personal and travel expenses) incurred by the Consultant in connection with the services provided by the Consultant hereunder will be the sole responsibility of the Consultant.

ARTICLE 4
TERM AND TERMINATION

4.1 Term

This Agreement shall have effect from the date the Individual being admitted to Canada under a valid work permit (the "**Effective Date**") and shall continue thereafter until the third anniversary of the Effective Date until terminated in accordance with section 4.2.

4.2 Termination

Notwithstanding the other provisions of this Agreement, this Agreement shall terminate upon the earlier of:

(a) the Consultant delivering written notice to the Company terminating this Agreement 90 days from the date of the written notice, which 90 day period may be abridged or waived by the Company;

(b) the Company delivering written notice to the Consultant terminating this Agreement such number of days from the date of the written notice set forth below, which period may be abridged or waived by the Consultant, provided that the Company may provide payment of base compensation in lieu of such notice:

   (i) within 90 days of the Effective Date or at any time the Individual or ServicesCo is not qualified to work in Canada – no advance notice requirement;

   (ii) after 90 days to the first anniversary of the Effective Date – 7 days' notice required;

   (iii) after the first anniversary of the Effective Date to the second anniversary of the Effective Date – 14 days' notice required; and

(iv) after the second anniversary of the Effective Date, 21 days notice required;

(c) the death, disability, insolvency or bankruptcy of the Consultant;

(d) the insolvency or bankruptcy of the Company; and

(e) a material breach of a term of this Agreement by either the Consultant or the Company which remains unremedied 60 days after written notice of the breach has been delivered to the other party by either the Consultant or the Company, as the case may be.

4.3 Effect of Termination

Upon the termination of this Agreement, the obligations of the parties will cease, provided that any termination of this Agreement will not relieve the parties of obligations that by their nature survive such termination including, without limitation, representations and warranties, remedies, indemnities, intellectual property ownership rights and obligations of confidentiality.

ARTICLE 5
TAXES

5.1 Taxes

Each party is solely responsible for all of their own taxes, including, without limitation, income, payroll, Harmonized Sales Tax ("**HST**"), Goods and Services Tax ("**GST**") and Provincial Sales Tax ("**PST**") that each is liable to pay in connection with or as a result of any of its activities under this Agreement.

It is agreed that each party may charge any applicable HST, GST and/or PST on property or services provided to the other party and such amounts will be paid to the respective party provided that the person charging such taxes issues an invoice in a manner that enables the payer to claim an input tax credit or refund, to the extent that such input tax credit or refund would otherwise be available, in accordance with the respective legislation.

ARTICLE 6
GENERAL PROVISIONS

6.1 <u>Notices</u>All notices, requests, demands and other communications hereunder will be in writing and will be deemed to have been duly given if delivered by hand or sent by electronic mail addressed as set out on the face page of this Agreement or to such other address as may be given in writing by the parties and will be deemed to have been received, if delivered by hand, on the date of delivery and if sent by electronic mail as aforesaid to the addresses set out above on the same day if sent between 9:00am and 4:00pm (local time at the address of the party) on a Business Day and otherwise on the following Business Day.

6.1 Time of Essence

Time is hereby expressly made of the essence of this Agreement with respect to the performance by the parties of their respective obligations under this Agreement.

6.2 Arbitration

Any dispute or disagreement among the parties with respect to this Agreement shall be referred to

and finally resolved by arbitration in accordance with the *Arbitration Act* (British Columbia) under the rules of the Vancouver International Arbitration Centre ("**VanIAC**"). The appointing authority shall be the VanIAC. The case shall be administered by the VanIAC in accordance with its Rules. The place of arbitration shall be Vancouver, British Columbia. The arbitration shall be conducted in English. Except as may be required by law, neither a party nor its representatives may disclose the existence, content, or results of any arbitration hereunder without the prior written consent of the parties. Each party to the arbitration shall be solely responsible for and shall bear all of its own costs and expenses with respect to the arbitration. The determination of the arbitrator will be final and binding on the parties hereto and the cost of arbitration will be borne equally by the Company and the Consultant.

6.3 Binding Effect

This Agreement will enure to the benefit of and be binding upon the parties hereto and their respective heirs, executors, administrators, personal representatives, successors and permitted assigns.

6.4 Entire Agreement

This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof and supersedes all previous expectations, understandings, communications, representations and agreements whether verbal or written between the parties with respect to the subject matter hereof.

6.5 Further Assurances

Each of the parties hereto hereby covenants and agrees to execute such further and other documents and instruments and do such further and other things as may be necessary or desirable to implement and carry out the intent of this Agreement.

6.6 Assignment

No may assign or transfer its or his respective rights under this Agreement without the prior written consent of the other parties hereto.

6.7 Independent Legal and Accounting Advice

The solicitors for the Company have prepared this Agreement acting solely upon instructions of certain officers of the Company. The Consultant acknowledges having been advised to obtain and having had ample opportunity to obtain independent legal advice and independent accounting advice prior to executing this Agreement.

6.8 Amendments

No amendment to this Agreement will be valid unless it is evidenced by a written agreement executed by each of the parties hereto

6.9 <u>Counterparts</u>

This Agreement may be executed in several counterparts (including .pdf or signature by electronic means) each of which when executed by any party hereto will be deemed to be an original and such counterparts will together constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this Agreement on the day and year first above written above.

RMR ACQUISITION CORP.

Per: ______________________

Authorized Signatory

RESORT MANAGEMENT CONSULTING LLC

____

MARK SCHROETEL

Per: Mark Schroetel

Authorized Signatory

Schedule "A"

Services and Compensation

Management Services

The Consultant, through the Individual acting on its behalf, will serve as President of the Company and such other affiliates and subsidiaries as determined by the management committee of the Company (the "**Management Committee**") from time to time.

The Consultant shall report to and receive instructions from the general direction of the Management Committee and assume such responsibilities as set forth below, plus such other responsibilities as are assigned to the Consultant by the Management Committee, acting reasonably:

- leading the business in achieving operational and financial goals;
- advising the key officers of the Red Mountain Resort operations, including: General Manager of Operations, Director of Sales and Marketing, Chief Financial Officer and Director of Lodging;
- overseeing all aspects of construction and development for on mountain capital projects for Red Mountain Resort ski operations and communicating with the real estate development team with respect to such projects;
- analyzing and approving annual budgets for each business division as well as the departments of each division;
- overseeing the monthly financial reviews of each division and relevant departments;
- managing the overall cash flow of the Company and its affiliates;
- managing all communication to the Management Committee and the Board of Directors of the Company;
- analyzing and managing all investor relations;
- analyzing and managing all legal matters including any union negotiations.

Compensation

Base Fee: $250,000.00 per annum, paid bi-weekly by direct deposit.

Service Period: forty-seven weeks per annual period from May 1 to April 30, prorated to account for the Effective Date.

Additional fee: Discretionary additional fee (to be determined by the Management Committee in its sole discretion) of up to 20% of Base Fee, based upon Company and Consultant performance.

LTIP: Eligibility to participate in Management Committee approved long term incentive plan, if any, up to a maximum of 35% of Base Fee per annum.

Benefits: the Company will provide the Consultant with health, medical and dental insurance benefits substantially the same as those provided to other senior management of the Company from time to time.

Vehicle: Use of Company fleet vehicle at Red Mountain, subject to driver licensing requirements.

Cell Phone: The Company will reimburse the Consultant for cell phone usage charges and, upon written approval of the Company, cell phone hardware upgrades from time to time.

Ski Pass: The Consultant will receive an annual family ski pass at Red Mountain.

F&B Discount: The Consultant will receive a 25% discount for personal consumption of unpackaged food and beverages at Red Mountain Resort.

Rental and Purchase Discount: The Consultant will receive discounts on rentals and retail purchases Red Mountain Resort typically afforded to senior officers.

Moving allowance: The Consultant will be reimbursed up to $10,000.00 taxes included, for moving costs once the Consultant has obtained permission to work in Canada.

Accommodations: The Consultant will be provided with a unit at Slalom Creek rent free for temporary housing upon arrival at Red Mountain Resort up until the earlier of (a) November 30, 2025, and (b) the Consultant securing other accommodations at Red Mountain Resort.

Work Permit Application: The Company will reimburse the Consultant for reasonable costs incurred with respect to the Consultant's work permit application.